Exhibit 4-13

FIRST AMENDMENT

                FIRST AMENDMENT, dated as of February 26, 2003 and effective as of March 17, 2003 (this “Amendment”), to the Competitive Advance and Revolving Credit Agreement, dated as of March 11, 2002 and effective as of March 18, 2002 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GANNETT CO., INC., a Delaware corporation (“Gannett”), the several banks and other financial institutions parties to the Credit Agreement prior to the date hereof (the “Existing Lenders”), the several banks and other financial institutions parties to this Amendment but not parties to the Credit Agreement prior to the date hereof (the “New Lenders” and, together with the Existing Lenders, the “Lenders”) BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”), JPMORGAN CHASE BANK and BANK ONE, NA, as co-syndication agents, and BARCLAYS BANK PLC, as Documentation Agent .

W I T N E S S E T H:

                WHEREAS, Gannett has requested certain amendments to the Credit Agreement;

                WHEREAS, the parties are willing to consent to the requested amendments on the terms and conditions contained herein;

                NOW THEREFORE, the parties hereto hereby agree as follows:

                1.     Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                2.     Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by deleting therefrom the definition of “364-Day Termination Date” and substituting in lieu thereof the following definition:

"364-Day Termination Date”: the date which is 364 days after March 17, 2003; provided that if such date is not a Business Day, the 364-Day Termination Date shall be the Business Day immediately preceding such date.

                3.     Amendment to Section 1.1. Section 1.1 of the Credit Agreement is further amended by deleting therefrom the definition of “364-Day Commitment Period” and substituting in lieu thereof the following definition:

"364-Day Commitment Period”: the period from and including March 17, 2003 to the 364-Day Termination Date.

                4.     Amendment to Schedule 1.1. Schedule 1.1 to the Credit Agreement is hereby amended by deleting the columns entitled “Lender” and “364-Day Commitment” where they appear in such Schedule and substituting in lieu thereof the columns entitled “Lender” and “364-Day Commitment” set forth on Schedule 1.1 attached hereto.

                5.     Amendment to Section 9.6(c). Section 9.6(c) is amended by deleting the first sentence and substituting in lieu thereof, the following sentence:

“Any Lender other than any Conduit Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender or, with the consent of Gannett and the Administrative Agent (which, in each case, shall not be unreasonably withheld, delayed or conditioned; it being understood that Gannett’s consent shall not be considered to be unreasonably withheld, delayed or conditioned if Gannett withholds, delays or conditions its consent because, among other factors, it is concerned about a potential Assignee’s capital adequacy, liquidity or ability to perform its obligations under this Agreement), to any Lender

Affiliate, an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, unless otherwise agreed by Gannett and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $10,000,000, in each case except in the case of an assignment of all of a Lender’s interests under this Agreement.”

                6.     Effectiveness. This Amendment shall become effective as of the date on which all of the following conditions precedent have been satisfied:

(a) The Administrative Agent shall have received (i) counterparts hereof duly executed by Gannett and the Administrative Agent and (ii) an executed consent letter from each Existing Lender (other than any Existing Lender which is an Exiting Lender (as defined below)) and each New Lender authorizing the Administrative Agent to enter into this Amendment;

(b) The Lenders shall have received (i) audited consolidated financial statements (the “Annual Financials”) of Gannett for the most recent fiscal year ended prior to the date hereof as to which such financial statements are available and (ii) unaudited interim consolidated financial statements (the “Quarterly Financials”) of Gannett for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph (b) as to which such financial statements are available;

(c) The Administrative Agent shall have received a certificate from the Secretary of Gannett certifying, as of the date of this Amendment, to resolutions duly adopted by the Board of Directors of Gannett or a duly authorized committee thereof authorizing Gannett’s execution and delivery of this Amendment and the making of the Borrowings; and

(d) The Lenders and the Administrative Agent shall have received all fees required to be paid on or before the date hereof in connection with this Amendment or the Credit Agreement.

                7.     Representations and Warranties. Gannett hereby represents and warrants on and as of the date hereof that, after giving effect to this Amendment:

(a) No Default or Event of Default has occurred and is continuing;

(b) Each of the representations and warranties of Gannett in the Credit Agreement and this Amendment is true and correct in all material respects, as if made on and as of the date hereof; and

(c) The Annual Financials and the Quarterly Financials (including the related notes) fairly present Gannett’s consolidated financial condition as of their respective dates and the consolidated results of the operations of Gannett and its Subsidiaries for the periods then ended, and have been prepared in accordance with GAAP. Gannett and its Subsidiaries have no Material liabilities as of December 30, 2001 not reflected in the consolidated balance sheet as of December 30, 2001 or the related notes as of said date, and from that date to the date hereof there has been no Material change in the business or financial condition of Gannett and its Subsidiaries taken as a whole which has not been publicly disclosed.

                8.     New Lenders. By executing this Amendment, each New Lender:

(a) Agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date of this Amendment, become a “Lender” (as defined in the Credit Agreement) for all purposes of the Credit Agreement to the same extent as if originally a party thereto; and

(b)(i) Represents and warrants that it is legally authorized to enter into this Amendment; (ii) confirms that it has received a copy of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (iii) agrees that it has made and will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.15(d) of the Credit Agreement.

                9.     Exiting 364-Day Lenders. The 364-Day Commitment of each Lender whose name does not appear on Schedule 1.1 attached hereto (the “Exiting Lender”) will terminate on the date hereof upon repayment in full of all amounts, if any, owing to it under the Credit Agreement on the date hereof. On the date hereof, if necessary, Gannett shall effect such borrowings and repayments among the 364-Day Lenders (which, notwithstanding the provisions of subsection 2.13 of the Credit Agreement, need not be pro rata among the 364-Day Lenders) so that, after giving effect thereto, the respective principal amounts of the 364-Day Loans held by the 364-Day Lenders shall be pro rata according to their respective 364-Day Commitment Percentages, as amended hereby (Gannett being obligated to pay the amounts, if any, due pursuant to subsection 2.16 of the Credit Agreement in connection with such prepayments).

                10.     Continuing Effect. Except as expressly amended hereby, the Credit Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. From and after the date hereof, all references in the Credit Agreement thereto shall be to the Credit Agreement as amended hereby.

                11.     Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

                12.     Headings. Section headings used in this Amendment are for convenience of reference only, are not part of this Amendment and are not to affect the constructions of, or to be taken into consideration in interpreting, this Amendment.

                13.     GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                14.     Expenses. Gannett agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

GANNETT CO., INC.

By: /s/ Michael A. Hart Name: Michael A. Hart Title: Vice President & Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Thomas J. Kane Name: Thomas J. Kane Title: Principal

SCHEDULE 1.1

364-DAY
LENDER	COMMITMENT

BANK OF AMERICA, N.A.	$150,000,000
JPMORGAN CHASE BANK	$150,000,000
BANKONE, NA	$150,000,000
BARCLAYS BANK PLC	$150,000,000
CITIBANK N.A.	$75,000,000
SUNTRUST BANK	$75,000,000
BANK OF TOKYO-MITSUBISHI TRUST CO.	$75,000,000
HSBC BANK USA	$50,000,000
LLOYDS TSB BANK PLC	$50,000,000
THE NORTHERN TRUST COMPANY	$40,000,000
FIFTH THIRD BANK	$37,500,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$37,500,000
FLEET NATIONAL BANK	$37,500,000
U.S. BANK NATIONAL ASSOCIATION	$37,500,000
BANK OF HAWAII	$25,000,000
UFJ BANK LIMITED	$25,000,000
MELLON BANK, N.A.	$12,500,000
ASSOCIATED BANK, NATIONAL ASSOCIATION	$10,000,000
HIBERNIA NATIONAL BANK	$10,000,000

$1,197,500,000